Exhibit 2.4

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is made and entered effective as of January 1, 2017 (the “Closing Date”) by and between Keys Organic and Hydroponic Supply LLC, a limited liability company organized under the laws of the State of Florida and located at 27941 Barbados Lane, Ramrod Key, FL 33042 (the “Seller”), and One Love Garden Supply Florida LLC, a wholly owned subsidiary of Grow Solutions Holdings, Inc., a corporation incorporated under the laws of the State of Delaware and located (the “Purchaser”). The Seller and the Purchaser shall be known herein as the “Parties” and each a “Party”.3

R E C I T A L S

WHEREAS, the Seller carries on the business of selling indoor and outdoor garden supplies and grow equipment.

WHEREAS, the Seller desires to sell the assets listed on Schedule 1 hereto (the “Assets”) to the Purchaser, subject to any exclusions set out in this Agreement, and Purchaser desires to purchase such Assets.

NOW, THEREFORE, in consideration of the provisions contained in this agreement and for other good and valuable consideration, the receipt and sufficiency of which consideration is acknowledged, the Parties agree as follows:

A G R E E M E N T S:

1.       Sale. Subject to the terms and conditions of this Agreement, and in reliance of the representations, warranties, and conditions set out in this Agreement, the Seller agrees to sell the Assets to the Purchaser and the Purchaser agrees to purchase the Assets from the Seller.

2.       Purchase Price. The purchase price for the Assets (the “Purchase Price”) shall be (i) One Hundred Twenty Thousand and No/100 United States Dollars (US$120,000), payable by (i) Twenty Five Thousand Dollars ($25,000.00) cash at Closing; (ii) the balance of Ninety Five Thousand Dollars (evidenced by a Promissory Note in the form attached hereto as Exhibit 2, and subject to adjustment as set forth in Subsection 2.1; and (iii) One Hundred Thousand (100,000) restricted shares of common stock of Grow Solutions Holdings, Inc. (the “Shares”) issued to the Seller or its members (pro rata). The Parties agree that the Purchase Price for the Assets will be allocated among the Assets as listed on Schedule 1 (IRS Form 8594), subject to adjustments from time to time as agreed upon by the Parties. The Parties agree to cooperate in the filing of elections under the Internal Revenue Code and under any other applicable taxation legislation, in order to give the required or desired effect of the allocation of the Purchase Price. The Seller is responsible for paying all applicable taxes, including federal sales tax, state sales tax, duties, and any other taxes or charges payable that are necessary to give effect to the transfer of the assets from the Seller to the Purchaser.

2.1      Adjustment to Promissory Note. The Promissory Note shall be adjusted based upon the following formula: the principal balancse shall be reduced by the amount by which the Inventory at Closing varies from having a cost basis of Fifty-Five Thousand Dollars ($55,000.00), whether positive or negative.

The parties shall cooperate for an orderly post closing transition. Purchase shall exercise its commercially reasonable best efforts to open bank accounts, obtain insurance and commence payroll on its accounts by February 20, 2017. In the meanwhile, the Seller shall continue the business and shall turnover to Purchaser any net revenue from January 1, 2017 until the turnover occurs.

3.       Closing. The closing of the purchase and sale of the Assets will take place effective as of January 1, 2017 (the “Closing Date”) at the offices of the Seller or at such other time and place as the parties mutually agree. The effectiveness of this Agreement shall be contingent upon the delivery of the following items, in a form satisfactory to the recipient in its sole but reasonable discretion:

a.       the Purchaser will deliver an executed instruction to the transfer agent for Grow Solutions Holdings, Inc. ordering the Shares to be issued to the Seller.

b.       The Purchaser will deliver the executed employment agreement for Aaron Patterson, in the form attached hereto as Exhibit C.

c.       the Seller will deliver to the Purchaser the Assets (or the legal form thereof), including, but not limited to, duly executed forms and documents evidencing transfer of the Assets, such bills of sale, assignments, assurances, and consents, as applicable, including a Bill of Sale in the form attached hereto as Exhibit D. In the event that the Purchaser requires additional documentation in order to consummate the sale of the Assets following the Closing Date, as contemplated hereby, the Seller shall provide such assistance and execute such additional documentation as is necessary in order to duly transfer the Assets to the Purchaser.

d.       An inventory as of December 31, 2016, conducted by Seller, in Excel format and delivered electronically.

e.       The sum of Twenty Five Thousand Dollars ($25,000) by cancellation of that certain Promissory Note in the amount of Twenty Five Thousand Dollars issued January 26, 2017 from Seller to Purchaser.

f.       A Promissory Note in the amount of Ninety Five Thousand Dollars ($95,000), subject to adjustment based upon the final adjusted inventory.

g.       Aaron Patterson delivers the executed employment agreement in the form attached hereto as Exhibit C.

h.       An executed Security Agreement in the form attached hereto as Exhibit E.

4.       Seller’s Representations and Warranties. The representations and warranties given in this Agreement by the Seller are the only representations and warranties of the Seller. The Seller represents and warrants to the Purchaser as follows:

a.       The Seller is a limited liability company duly organized or continued, validly existing, and in good standing and has all the requisite authority to carry on business as currently conducted. The Seller has full legal authority to enter into and exercise its obligations under this Agreement. This Agreement has been duly executed and delivered by the Seller and constitutes a legal and binding obligation of the Seller, enforceable in accordance with its terms, except as its enforcement may be limited by bankruptcy and insolvency, by other laws affecting the rights of creditors generally, and by equitable remedies granted by a court of competent jurisdiction.

b.       The Seller is the absolute beneficial owner of the Assets, with good and marketable title, free and clear of any liens, charges, encumbrances or rights of others. The Seller is exclusively entitled to possess and dispose of the Assets.

c.       To the best knowledge of the Seller, there is no pending or anticipated claim against the Assets or against the Seller’s ownership or title in the Assets or against the Seller’s rights to dispose of the Assets.

d.       No third party contract is outstanding that could result in a claim against or affecting the Assets in whole or in part either now or in the future.

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e.       There has been no act or omission by the Seller that would give rise to any valid claim relating to a brokerage commission, finder’s fee, or other similar payout.

f.       The Assets, while owned by the Seller, have been maintained materially in accordance with standard industry practice.

g.       To the best of the knowledge of Aaron Patterson, without investigation, the trademarks and trade names used in carrying on the business of the Seller are owned exclusively and validly by the Seller. The trademarks and trade names have not been registered with any government agency. To the best knowledge of the Seller and the officers of the Seller, there are no claims of infringement existing against the patents, trademarks, copyrights, or any other trade names used by the Seller. Any trademarks and trade names used in whole or in part or required for the proper carrying on of the business of the Seller are validly and beneficially owned by and for the sole and exclusive use of the Seller.

h.       Litigation; Labor Matters; Compliance with Laws.

(i)       To the knowledge of Aaron Patterson, without investigation, there is no suit, action or proceeding or investigation pending or threatened against or affecting Seller or any basis for any such suit, action, proceeding or investigation that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or prevent, hinder or materially delay the ability of Seller to consummate the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any governmental entity or arbitrator outstanding against Seller having, or which, insofar as reasonably could be foreseen by Seller, in the future could have, a Material Adverse Effect.

(ii)       To the knowledge of the Members, the conduct of the business of Seller complies with all statutes, laws, regulations, ordinances, rules, judgments, orders, decrees or arbitration awards applicable thereto.

(h)       Tax Returns and Tax Payments. Seller has timely filed all tax returns required to be filed by it, have paid all taxes shown thereon to be due and have provided adequate reserves in their financial statements for any taxes that have not been paid, whether or not shown as being due on any returns. No material claim for unpaid taxes have been made or become a lien against the property of Seller or is being asserted against Seller, no audit of any tax return of Seller is being conducted by a tax authority, and no extension of the statute of limitations on the assessment of any taxes has been granted by Seller and is currently in effect.

(i)       Environmental Matters. Seller is in compliance with all applicable Environmental Laws except for such violation thereof would not have a Material Adverse Effect. “Environmental Laws” means all applicable federal, state and local statutes, rules, regulations, ordinances, orders, decrees and common law relating in any manner to contamination, pollution or protection of human health or the environment, and similar state laws.

(j)       Material Contract Defaults. Seller is not, or has not, received any notice or have any knowledge that any other party is, in default in any respect under any Material Contract; and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a material default. For purposes of this Agreement, a “Material Contract” means any contract, agreement or commitment that is effective as of the Closing Date to which Seller is a party (i) with expected receipts or expenditures in excess of $20,000, (ii) requiring Seller to indemnify any person, (iii) granting exclusive rights to any party, (iv) evidencing indebtedness for borrowed or loaned money in excess of $20,000 or more, including guarantees of such indebtedness, or (v) which, if breached by Seller in such a manner would (A) permit any other party to cancel or terminate the same (with or without notice of passage of time) or (B) provide a basis for any other party to claim money damages (either individually or in the aggregate with all other such claims under that contract) from Seller or (C) give rise to a right of acceleration of any material obligation or loss of any material benefit under any such contract, agreement or commitment.

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(k)       Properties. Seller has good, clear and marketable titles to all the tangible properties and tangible assets owned by Seller or acquired after the date hereof which are, individually or in the aggregate, material to Seller’s business (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all material liens.

(l) Certain Employee Payments. Seller is not party to any employment agreement which could result in the payment to any current, former or future director or employee of Seller of any money or other property or rights or accelerate or provide any other rights or benefits to any such employee or director as a result of the transactions contemplated by this Agreement, whether or not (i) such payment, acceleration or provision would constitute a “parachute payment” (within the meaning of Section 280G of the Code), or (ii) some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered.

(m)       Undisclosed Liabilities. Seller has no liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the balance sheet dated December 31, 2016, attached hereto as Exhibit 4(0), (b) liabilities which have arisen since the date of the balance sheet in the ordinary course of business which do not exceed $5,000.00 in the aggregate and (c) contractual and other liabilities incurred in the ordinary course of business which are not required by GAAP to be reflected on a balance sheet.

(n)       Powers of Attorney. There are no outstanding powers of attorney executed on behalf of Seller.

(o)       Certain Business Relationships with Affiliates. No Affiliate of the Seller (a) owns any property or right, tangible or intangible, which is used in the business of the Seller, (b) has any claim or cause of action against the Seller, or (c) owes any money to, or is owed any money by, the Seller.

5.       Purchaser’s Representations and Warranties. The representations and warranties given in this Agreement by the Purchaser are the only representations and warranties given by the Purchaser. The Purchaser has given no other representation or warranty, either expressed or implied, to the Seller. The Purchaser represents and warrants to the Seller the following:

a.       The Purchaser is a limited liability company duly incorporated or continued, validly existing, and in good standing and has all the requisite authority to carry on business as currently conducted. The Purchaser has full legal authority to enter into and exercise its obligations under this Agreement. This Agreement has been duly executed and delivered by the Purchaser and constitutes a legal and binding obligation of the Purchaser, enforceable in accordance with its terms, except as its enforcement may be limited by bankruptcy and insolvency, by other laws affecting the rights of creditors generally, and by equitable remedies granted by a court of competent jurisdiction.

b.       The Purchaser has funds available to pay, or obligate to pay, the Purchase Price and any expenses accumulated by the Purchaser in connection with this Agreement and the Purchaser has not incurred any obligation, commitment, restriction or liability of any kind, absolute or contingent, present or future, which would adversely affect its ability to perform its obligations under this Agreement.

c.       The Purchaser has not committed any act or omission that would give rise to any valid claim relating to a brokerage commission, finder’s fee or other similar payment.

6.       Covenants. Following the Closing Date, the Parties agree to perform the following acts, as applicable:

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a.       Immediately following the Closing, the Seller will discontinue the use of the name “Keys Organic and Hydroponic Supply LLC” except in connection with the collection of the accounts receivable of the Seller, disposing of any inventory or assets that were not part of the Assets that were sold to the Purchaser, or soliciting for additional business for the Purchaser.

b.       Any existing firm sales orders with a purchase order, signed contract, and/or deposit received prior to or on the Closing Date will remain the property of the Seller, and the cost to produce or satisfy those orders after the Closing Date will be negotiated in good faith between the Seller and the Purchaser. Any orders received after the Closing Date will become the property of the Purchaser.

c.       The Seller shall pay all employee compensation incurred up to and including the Closing Date and including all salaries, benefits, bonuses and any other compensation owing to all employees up to and including the Closing Date. The Seller will be responsible for all severance benefits, vacation days, sick days, personal days, and other compensated time off accrued by all employees up to and including the Closing Date. Following the Closing Date, the Purchaser will adopt, assume and become solely responsible for all Transferred Employee salaries, benefits, bonuses and any other compensation, severance benefits, vacation days, sick days, personal days, benefit plans including, but not limited to, all health and disability plans and pension plans currently administered by the Seller.

7.       Non-Assumption of Liabilities. It is understood and agreed between the Parties that the Purchaser is not assuming and will not be liable for any of the liabilities, debts, or obligations of the Seller arising out of the ownership or operation of the Seller prior to and including the Closing Date, other than as expressly set forth herein.

8.       Transfer of Third Party Contracts. Unless listed on Schedule 1, this Agreement should not be construed as an assignment of any third party contract from the Seller to the Purchaser. In addition, this Agreement should not be construed as an assignment of any third party contract from the Seller to the Purchaser if the assignment would be a breach of the third party contract. The Purchaser will be solely responsible for acquiring new contracts with third parties where the existing contracts are not legally assignable from the Seller to the Purchaser. Notwithstanding any other provisions in this Agreement to the contrary, the Seller will not be liable for any losses, costs or damages of any kind including loss of revenue or decrease in value resulting from the failure of the Purchaser to acquire any third party contracts. Notwithstanding the foregoing

9.       Notices. Any notices or deliveries required in the performance of this Agreement will be deemed complete when hand-delivered, delivered by agent, or seven (7) days after being placed in the post, postage prepaid, to the Parties at the addresses contained in the preamble to this Agreement or as the Parties may later designate in writing.

10.       Expenses/Costs. The Parties agree to pay all their own costs and expenses in connection with this Agreement.

11.       Confidentiality. The Seller and the Purchaser will hold confidential all information (the “Confidential Information”) pertaining to this Agreement including, but not limited to, the terms of this Agreement, the Purchase Price, the Parties to this Agreement, and the subject matter of this Agreement as well as any written or oral information obtained about the respective Parties that is not currently in the public domain. Confidential Information will not include the following: (1) information generally known in the respective industries of the Purchaser and the Seller; (2) information that enters the public domain through no fault of the Purchaser or the Seller; (3) information that is independently created by the Purchaser or the Seller respectively without direct or indirect use of information obtained during the course of negotiations for this Agreement; (4) information that is rightfully obtained by the Purchaser or the Seller from a third party who has the right to transfer or disclose the information; (5) information which is required to be disclosed pursuant to a subpoena or other governmental inquiry or proceeding. The Seller and Purchaser may disclose any Confidential Information relating to this Agreement to any of its employees, agents and advisors where there is a need to know in relation to this Agreement and where the personnel agree to be legally bound by the same burdens of confidentiality. The Seller agrees to indemnify the Purchaser against any and all harm suffered by the Purchaser for any breach of confidentiality by the personnel of the Seller. The Purchaser agrees to indemnify the Seller against any and all harm suffered by the Seller for any breach of confidentiality by the personnel of the Purchaser. The confidentiality restrictions in this Agreement will continue to apply after the Closing date of this Agreement without any limit in time.

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12.       Severability. The Parties acknowledge that this Agreement is reasonable, valid, and enforceable; however if any part of this Agreement is held by a court of competent jurisdiction to be invalid, it is the intent of the Parties that such provision be reduced in scope only to the extent deemed necessary to render the provision reasonable and enforceable and the remainder of the provisions of this Agreement will in no way be affected or invalidated as a result. Where any provision in this Agreement is found to be unenforceable, the Purchaser and the Seller will then make reasonable efforts to replace the invalid or unenforceable provisions with a valid and enforceable substitute provision, the effect of which is as close as possible to the intended effect of the original invalid or unenforceable provision.

13.       Mediation/Arbitration. In the event a dispute arises out of or in conjunction with this Agreement, the Parties will attempt to resolve the dispute through mediation. If mediation is not successful in resolving the entire dispute or is unavailable, any outstanding issues will be submitted to final and binding arbitration in accordance with the laws of the State of Florida. The arbitrator’s award will be final, and judgment may be entered upon it by any court having jurisdiction within the State of Florida. The decision of the arbitrator shall in writing and shall set forth findings of fact and conclusions of law in accordance with the Laws of Florida.

14.       Governing Law. This Agreement will be governed and construed in accordance with the laws of the State of Florida, without regard to its conflicts of laws provisions.

15.       MANDATORY FORUM SELECTION. SUBJECT TO SECTION 13 HEREOF, ANY DISPUTE ARISING UNDER, RELATING TO, OR IN CONNECTION WITH THE AGREEMENT OR RELATED TO ANY MATTER WHICH IS THE SUBJECT OF OR INCIDENTAL TO THE AGREEMENT (WHETHER OR NOT SUCH CLAIM IS BASED UPON BREACH OF CONTRACT OR TORT) SHALL BE SUBJECT TO THE EXCLUSIVE JURISDICTION AND VENUE OF THE STATE AND/OR FEDERAL COURTS LOCATED IN FLORIDA. THIS PROVISION IS INTENDED TO BE A “MANDATORY” FORUM SELECTION CLAUSE AND GOVERNED BY AND INTERPRETED CONSISTENT WITH FLORIDA LAW.

16.       WAIVER OF JURY TRIAL. SUBJECT TO SECTION 13 HEREOF, THE PARTIES, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE IRREVOCABLY, ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT OR ANY OTHER DOCUMENTS CONTEMPLATED IN CONNECTION HEREWITH, ANY OF THE OTHER OBLIGATIONS, THE COLLATERAL, OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, OR ANY COURSE OF CONDUCT OR COURSE OF DEALING IN WHICH THE PARTIES ARE ADVERSE PARTIES, AND EACH AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

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17.       Miscellaneous. This Agreement may only be amended or modified by a written statement executed by all of the Parties. A waiver by one Party of any right or benefit provided in this Agreement does not infer or permit a further waiver of that right or benefit, nor does it infer or permit a waiver of any other right or benefit provided in this Agreement. This Agreement will not be assigned either in whole or in part by any Party without the written consent of the other Party. This Agreement will pass to the benefit of and be binding upon the Parties’ respective heirs, executors, administrators, successors, and permitted assigns. The clauses, paragraphs, and subparagraphs contained in this Agreement are intended to be read and construed independently of each other. If any part of this Agreement is held to be invalid this invalidity will not affect the operation of any other part of this Agreement. All of the rights, remedies, and benefits provided in this Agreement will be cumulative and will not be exclusive of any other rights, remedies and benefits allowed by law or equity. This Agreement may be executed in counterparts. Headings are inserted for the convenience of the Parties only and are not to be considered when interpreting this Agreement. Words in the singular mea and include the plural and vice versa. Words in the masculine gender include the feminine gender and vice versa. Words in the neuter gender include the masculine and the feminine gender and vice versa.

IN WITNESS WHEREOF, the Seller and the Purchaser have executed this Asset Purchase Agreement as of the date first above written.

One Love Garden Supply Florida LLC as Purchaser

By:	One Love Garden Supply, Manager

By:	/s/ Jeff Beverly
Name:	Jeff Beverly
Title:	President

KEYS ORGANIC AND HYDROPONIC SUPPLY LLC
as Seller

By:
Name:	Aaron Patterson
Title:	Manager

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SCHEDULE 1

ASSETS

Name	Description	Unit Price	Quantity in Stock	Inventory Value	de
signs	hand painted (exterior)	$62.50	4	$250.00	adv
A/C	LG 12,000 BTU window unit	$75.00	1	$75.00	de
Gro Save	200amp energy recycler	$269.00	1	$269.00	de
Light Rail	Intellidrive 3.5	$154.00	2	$308.00	de
Light Rail extension	extension	$9.00	1	$9.00	de
40 gal. Res.	Botanicare	$54.00	1	$54.00	de
40 gal. res. Lid	Botanicare	$35.00	1	$35.00	de
Port Hole Cover	Botanicare	$5.00	1	$5.00	de
2 x 2 tray	Botanicare	$41.00	4	$164.00	de
2 x 2 humidome	Botanicare	$20.00	4	$80.00	de
Osc. Fan	Hurricane	$28.00	1	$28.00	de
Pres. Spray bottle	rainmaker	$6.00	1	$6.00	de
Aero Flo 30	GH	$380.00	1	$380.00	de
2 x 8 tray	Botanicare customized Drip to Drain	$184.00	1	$184.00	de
ext. cord	smart volt	$21.00	1	$21.00	de
shop vac	shop vac wet dry	$60.00	1	$60.00	de
float valves	hydrologic	$11.00	2	$22.00	de
264 pump	eco	$12.50	2	$25.00	de
396 pump	eco	$15.00	1	$15.00	de
185 pump	eco	$8.00	1	$8.00	de
big shot	measure master	$4.00	1	$4.00	de
sure shot	measure master	$2.00	1	$2.00	de
Water Filter	Hydrologic Tall Boy w/ plumping and fittings	$148.00	1	$148.00	de
Chloromine Filter	KDF 85 Hydrologic	$47.00	1	$47.00	de
plant stakes	Bond steel 3'	$0.60	10	$6.00	de
plant stakes	Bond steel 2'	$0.50	4	$2.00	de
Humi Dome	Mondi	$4.00	2	$8.00	de
1/10 HP chiller	eco plus w/ hoses	$236.00	1	$236.00	de
air pump	eco air 4	$17.00	1	$17.00	de
LED fixture	Black Diamond	$350.00	1	$350.00	de

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Name	Description	Unit Price	Quantity in Stock	Inventory Value	de
LEC 315	Sun Systems	$388.00	2	$776.00	de
saucer	12" premium green	$1.00	1	$1.00	de
prop. Tray	mondi no holes	$1.00	12	$12.00	de
sunblaster 4'	w/ reflector	$33.00	1	$33.00	de
CO2 control	Titan Atlas 3	$300.00	1	$300.00	de
CO2 reg.	Titan	$60.00	1	$60.00	de
Light/Cycle timer	Titan Hades 2	$118.00	1	$118.00	de
CO2 tank	50 lb.	$310.00	1	$310.00	de
2 lamp t5	sunblaze 42	$64.00	1	$64.00	de
4 lamp t5	solar flare 44	$137.00	1	$137.00	de
12 kg Fire Extinguisher	Flame Defender	$60.00	1	$60.00	de
air filters	Original can 100	$164.00	2	$328.00	de
inline fans	8" can fan rs8	$158.00	2	$316.00	off
Flash drive	back up for POS	$40.00	1	$40.00	off
computers	dell optiplex 745 w/monitor	$200.00	2	$400.00
phone	Panasonic cordless 2 /handset w/ voicemail	$50.00	1	$50.00	off
paper shredder	ativa	$80.00	1	$80.00	off
desk/filing cabinets		$100.00	1	$100.00	off
POS equipment	epson	$218.00	1	$218.00	off
POS system	quickbooks pro 2015	$650.00	1	$650.00	off
Printer	HP 7520	$185.00	1	$185.00	off
Pallet Truck		$299.00	1	$299.00	wa
Grid walls w/hooks	display walls	$45.00	4	$180.00	wa
Commercial fan	for entry	$49.00	1	$49.00	wa
Shelves	end caps	$70.00	4	$280.00	wa
tape gun	for shipping	$13.00	1	$13.00	wa
stereo	RCA cd/dvd/surround/subwoofer	$200.00	1	$200.00	wa
A/C	Ideal Air 36000 BTU mini split	$2,399.95	1	$2,399.95	wa
bar stools	iron	$50.00	2	$100.00	wa
cordless drill	Black & Decker	$100.00	1	$100.00	wa
4 lamp t5	sunblaze 44	$90.00	2	$180.00	wa
4 lamp t5	sunblaze 24	$66.00	1	$66.00	wa
2 lamp t5	sunblaze 22	$51.00	1	$51.00	wa
1000w ballast	Ultragrow e-mini	$165.00	1	$165.00	wa
hood	Sun Systems Sunstar	$45.00	1	$45.00	wa
600w HPS lamp	digilux	$57.00	1	$57.00	wa
600w MH lamp	Lucolux	$50.00	1	$50.00	wa

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Name	Description	Unit Price	Quantity in Stock	Inventory Value	de
Pallet rack side tower	144"	$106.50	8	$852.00	wa
Pallet rack side tower	120"	$61.00	2	$122.00	wa
Pallet rack beams	108"	$22.00	38	$836.00	wa
Pallet rack beams	84"	$50.00	2	$100.00	wa
extension ladder	Louisville	$200.00	1	$200.00	wa
assorted tools	hammer/screwdrivers/utility knife/wire cutter / plyers	$100.00	1	$100.00	wa
hand truck		$25.00	1	$25.00	wa
grid shelves		$30.00	41	$1,230.00	wa
				$14,755.95

Inventory

Inventory Schedule delivered electronically totaling approximately $55,000

Leasehold Improvements of at least $12,000 in original value

Goodwill

ASSETS do not include Accounts Receivable as of 12/31/16

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Exhibit 2

FORM OF PROMISSORY NOTE

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PROMISSORY NOTE

January 1, 2017

US$95,000

FOR VALUE RECEIVED, One Love Garden Supply Florida LLC, a limited liability company organized under the laws of the State of Delaware (the “Company”), hereby promises to pay to the order of Keys Hydroponic and Organic Supply LLC, a Florida limited liability company with an address at 27941 Barbados Lane, Ramrod Key, FL 33042, or its successors or assigns (the “Holder”), in accordance with the terms hereof, the principal amount of Ninety Five Thousand and 00/100 United States Dollars (US$95,000) (the “Note”), without interest. Provided however, that in the event of Default, as defined herein, this Note shall bear interest at the rate of twelve percent (12%) per annum from the date of default.

1.         Payments of Principal.

(a)       Payment of Principal. The principal amount due is payable on May 10, 2017.

(b)       General Payment Provisions. All payments of principal on this Note shall be made in lawful money of the United States of America by certified bank check or wire transfer to such account as the Holder may designate by written notice to the Company in accordance with the provisions of this Note. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding Business Day. For purposes of this Note, “Business Day” shall mean any day other than a Saturday, Sunday or a day on which commercial banks in the State of New York are authorized or required by law or executive order to remain closed.

(c)       Optional Prepayment. At any time, the Company may pre-pay this Note without penalty and, upon such prepayment in full, the Holder shall have no further rights under this Note.

2.         Defaults and Remedies.

(a)       Events of Default. An “Event of Default” means: (i) a default in payment of principal on this Note; (ii) failure by the Company to comply with any material provision of this Note, as set forth in such notice; (iii) the Company, pursuant to or within the meaning of any Bankruptcy Law (as defined herein): (A) commences a voluntary case; (B) consents to the entry of an order for relief against it in an involuntary case; (C) consents to the appointment of a Custodian (as defined herein) of it or for all or substantially all of its property; (D) makes a general assignment for the benefit of its creditors; or (E) admits in writing that it is generally unable to pay its debts as the same become due; or (iv) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (A) is for relief against the Company in an involuntary case; (B) appoints a Custodian of the Company for all or substantially all of its property; or (C) orders the liquidation of the Company, and the order or decree remains unstayed and in effect for sixty (60) days. “Bankruptcy Law” means Title 11, U.S. Code, or any similar Federal or state law for the relief of debtors. The term “Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

(b)       Remedies. If an Event of Default occurs and is continuing, the Holder of this Note may issue notice of default. If the default is not cured within twenty (20) business days from the issuance of the default notice, then all of the principal amount under this Note shall be due and payable immediately without further notice. The Holder may exercise any or all rights under this Note and/or take any other action in law or equity. Any election of any right or remedy will not be deemed to be an election of that right or remedy to the exclusion of any other right or remedy.

(c)       Holder Appointed Attorney-in-Fact. The Company hereby irrevocably appoints the Holder as the Company’s attorney-in-fact, with full authority in the name, place and stead of the Company, from time to time in the Holder’s discretion upon the occurrence and during the continuance of an Event of Default to take any action and to execute any document which the Holder may deem necessary or advisable to accomplish the purposes of this Note.

3.       Lost or Stolen Note. Upon notice to the Company of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of an indemnification undertaking by the Holder to the Company in a form reasonably acceptable to the Company and, in the case of mutilation, upon surrender and cancellation of the Note, the Company shall execute and deliver a new Note of like tenor and date and in substantially the same form as this Note.

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4.       Cancellation. On earlier of the Maturity Date, or after all principal and interest if any, at any time owed on this Note has been paid in full and the Holder acknowledges the same in writing, this Note shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be re-issued.

5.       Waiver of Notice. To the extent permitted by law, the Company hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note.

6.       Governing Law. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the laws of the State of Florida without giving effect to provisions thereof regarding conflict of laws. Each party hereto hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts sitting in the State of Florida for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by sending by certified mail or overnight courier a copy thereof to such party at the address indicated in the preamble hereto and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

7.       Indemnity and Expenses. The Company agrees:

(a)       To indemnify and hold harmless the Holder and each of its partners, employees, agents and affiliates from and against any and all claims, damages, demands, losses, obligations, judgments and liabilities (including, without limitation, attorneys’ fees and expenses) in any way arising out of or in connection with this Note; and

(b)       To pay and/or reimburse, as the case may be, the Holder upon demand for all costs and expenses (including, without limitation, attorneys’ fees and expenses) that the Holder may incur in connection with (i) the exercise or enforcement of any rights or remedies (including, but not limited to, collection) granted hereunder or otherwise available to it (whether at law, in equity or otherwise), or (ii) the failure by the Company to perform or observe any of the provisions hereof. The provisions of this Section shall survive the execution and delivery of this Note, the repayment of any or all of the principal owed pursuant hereto, and the termination of this Note.

8.       Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note, at law or in equity

10.       Specific Shall Not Limit General; Construction. No specific provision contained in this Note shall limit or modify any more general provision contained herein. This Note shall be deemed to be jointly drafted by the Company and the Holder and shall not be construed against any person as the drafter hereof.

11.       Failure or Indulgence Not Waiver. No failure or delay on the part of this Note in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

12.       Notice. Notice shall be given to each party at the address indicated in the preamble hereto or at such other address as provided to the other party in writing.

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IN WITNESS WHEREOF, the Company has caused this Note to be executed on and as of the date below.

One Love Garden Supply Florida LLC

By One Love Garden Supply, LLC, a Colorado limited liability company, Its Manager

By:	/s/ Jeffrey Beverly
Jeffrey Beverly, President

This NOTE is Unconditionally Guaranteed by Grow Solutions Holdings, Inc., a Delaware Corporation:

Grow Solutions Holdings, Inc.

By:	/s/ Jeffrey Beverly
Jeffrey Beverly, President

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EXHIBIT C

FORM OF AARON PATTERSON EMPLOYMENT AGREEMENT

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EMPLOYMENT AGREEMENT

THIS AGREEMENT ("Agreement") is made and entered into effective as of January 1, 2017, by and between One Love Garden Supply Florida LLC, a Florida limited liability company (hereinafter "Company” or “ONE LOVE”), and AARON PATTERSON (hereinafter the "Employee").

WITNESSETH:

WHEREAS, The Company is a wholly owned subsidiary of Grow Solutions Holdings, Inc., a Delaware corporation, and

WHEREAS, The Company offers a variety of services, products, financing, and delivery services to the Indoor Horticulture Industry (the Company’s areas of business); and

WHEREAS, The Company desires to employ the Employee as its Store Manager with responsibility for Florida Keys Operations, and the Employee desires to accept such employment, for which purposes each of the Company and the Employee desire to enter into this Agreement to set forth and clarify certain of the term and conditions relevant to such employment.

NOW, THEREFORE, in consideration of the recitals, the covenants and agreements herein contained and the benefits to be derived herefrom, the parties, intending to be legally bound, agree as follows:

1.	Recitals. The recitals set forth above constitute part of this Agreement and are incorporated herein by this reference.

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2.	Employment. From and after the effective date hereof, and for the term herein provided, the Company agrees to employ the Employee, and the Employee accepts such employment with the Company upon the terms and conditions hereinafter set forth.

3.	Term. The Employee’s employment shall commence on January 1, 2017, and, subject to Section 8 of this Agreement, shall continue through the first anniversary of the employment date.

4.	Duties. Employee will serve in a full-time capacity as Manager of all the Company’s Store Operations in the Florida Keys. As such, he will have primary responsibility for hiring and firing employees, assuring proper accounting for all purchases and sales, maintaining proper inventory, maximizing revenue and the profit derived therefrom.

5.	Compensation. As full compensation for all services rendered by the Employee pursuant to this Agreement and as full consideration for all of the terms of this Agreement, the Employee shall receive from the Company during his employment under this Agreement the base salary, bonuses and fringe benefits described below.

(a)       Base Salary. For all services rendered pursuant to this Agreement, the Company shall pay or cause to be paid to the Employee a salary of Three Thousand ($3,000.00) Dollars per month, payable bi- monthly on the first and fifteenth days of each month (the "Base Salary”). Salary shall be prorated from the Effective Date for the initial month. The salary shall increase annually by a sum agreed to by the Board of Directors. The Base Salary shall be payable in accordance with the customary practices of the Company for payment of its employees, but in any event, in installments not less frequently than bi-monthly. Performance and salary adjustment will be reviewed annually. Further, in the event the Company acquires additional companies or businesses that expand the scope of Employee’s duties, then Employee shall be entitled to an increase in annual salary reasonably commensurate with the increased scope of duties and gross revenues of the business interests within the scope of such duties.

(b)       Bonus Compensation. To the extent that the Company shall establish, from time to time in its discretion, bonus compensation plans for the benefit of its management level employees, the Employee shall be entitled to participate in such bonus compensation plans in accordance with terms and provisions established by Executive Management in its discretion.

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(c)       Long Term Incentive Payments. The Company has or may from time to time in the future grant to the Employee such long term incentive compensation (including, by way of illustration but not limitation, stock options) as the Manager of the Company may determine in its discretion.

(d)       Fringe Benefit. Employee shall be eligible to participate in those benefits available for all employees of Grow Solutions Holdings, Inc. and its affiliates, subject to the same terms, conditions and eligibility requirements as other employees, including, without limitation, life insurance, health insurance and profit sharing plans; provided, however, that Employee shall not institute, in Employee’s capacity as an employee of the Company, such benefit plans that are unreasonable in terms and scope as those benefit plans offered by companies of similar size in the United States.

(e)       Expenses. The Employee may be required in the fulfillment of his employment to incur ordinary, necessary and reasonable pre-approved expenses for the promotion of the business of the Company and its affiliates and subsidiaries, including expenses for entertaining, travel and similar items. The Company will authorize expenses as needed, in connection with such business, including travel and entertainment expenses, fees for seminars and courses, and expenses incurred in attendance at executive meetings and conventions. If paid by the Employee, upon presentation by the Employee of an itemized account of such expenditures, the Employee shall be entitled to receive full reimbursement for these expenses.

Employee shall be entitled to reasonable business expense reimbursements; provided, however, that no business expense reimbursements shall exceed $100 per item per month without prior written approval from a senior manager of the Company. Employee shall be entitled to a reimbursement for vehicle mileage as follows: $.50 per mile for miles in excess of five hundred miles per month.

6.       Termination. The Employee's employment may be terminated in accordance with the provisions of this Section. The provisions for termination are as follows:

(a)       Death or Disability. The Employee’s employment shall be terminated upon the death or total disability of the Employee (total disability meaning the failure of the Employee to perform his or her duties and responsibilities hereunder in the manner and to the extent required by this Agreement for a period of 180 consecutive days by reason of the Employee's mental or physical disability as impartially determined by the Insurance Company underwriting the Disability Insurance Policy purchased for the Employee by the Company, which determination shall be conclusive upon both parties).

(b)       Termination for Cause. The Employee's employment may be terminated by the Company for Cause. For purposes of this Agreement, the term "Cause" shall mean that any of the following has occurred: (i) the Employee’s material failure or refusal to comply with the material policies, standards and regulations of the Company applicable to all of its executive employees from time to time reasonably established and fairly administered which do not conflict with Employee’s outside obligations, after written thirty (30) day Notice to Cure, (ii) a material breach by the Employee of any of the other material terms of this Agreement which is not cured after a written thirty (30) day Notice to Cure, or (iii) the conviction of the Employee for any felony, the conviction of the Employee for a crime involving moral turpitude, such as rape, incest, sexual assault of a minor or similar crimes, or (iv) the adjudication by a court that the Employee engaged in willful material misconduct in connection with the activities of the Company.

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7.	Disputes. Any controversy or claim arising out of or relating to the employment relationship between the Company and the Employee shall be settled by arbitration before the American Arbitration Association in the City of Miami, FL. Such arbitration shall be conducted in the City of Portland in accordance with the rules of the American Arbitration Association, except as otherwise provided in this paragraph. Judgment upon the award entered by the arbitrators shall be final and may be entered in a court having jurisdiction thereof. The party or parties against whom an arbitration award shall be entered shall pay the other party's reasonable attorneys' fees and reasonable costs and expenses in connection with the enforcement of its rights under this Agreement unless and to the extent the arbitrators determine that under the circumstances recovery by the prevailing party of all or any part of such fees and costs would be unjust. Any decision of the Arbitrator shall be in writing and shall set forth findings of fact and conclusions of law in accordance with the law of the state of Florida.

8.	Notices. Any notice required or permitted to be given under this Agreement shall be in writing and personally delivered or sent by registered or certified mail, return receipt requested, in the case of the Company, to the principal office of the Company directed to the attention of the Company's senior manager, and in the case of the Employee, to the Employee's last known residence address.

9.	Construction. This Agreement shall be governed and interpreted in accordance with the laws of the State of Florida. The waiver by any party hereto of a breach of any of the provisions of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any party.

10.	Modification and Assignment. This Agreement may not be changed except by written agreement duly executed by the parties hereto. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company, but shall not release the Company from its obligations. This Agreement, being for the personal services of the Employee, shall not be assignable or subject to anticipation by the Employee.

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11.	Severability. Each provision of this Agreement shall be considered severable. If for any reason any provisions herein are determined to be invalid or unenforceable, this Agreement shall be construed in all respects as though such invalid or unenforceable provisions were omitted, and such invalidity or unenforceability shall not impair or otherwise affect the validity of the other provisions of this Agreement. Moreover, the parties agree to replace such invalid provision with a substitute provision that will correspond to the original intent of the parties.

12.	Number of Agreements. This Agreement may be executed in any number of counterparts, each one of which shall be deemed an original.

13.	Pronouns. The use of any word in any gender shall be deemed to include any other gender and the use of any word in the singular shall be deemed to include the plural where the context requires

14.	Headings. The section headings used in this Agreement are for convenience only and are not to be controlling with respect to the contents thereof.

15.	Entire Agreement. This Agreement, together with any other written agreements entered into concurrently herewith, contains the complete and exclusive statement of the terms and conditions of the Employee's employment by the Company, and there exists no other inducement or consideration between the Company and the Employee relative to the employment contemplated by this Agreement. All prior agreements relative to the subject matter of this Agreement are terminated.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the date first set forth above.

ONE LOVE GARDEN SUPPLY FLORIDA LLC

By: One Love Garden Supply LLC, a Colorado limited liability company

By Grow Solutions Holdings, Inc., its Manager

By:	/s/ Jeffrey Beverly
Jeffrey Beverly, President

EMPLOYEE: AARON PATTERSON

Aaron Patterson

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EXHIBIT D

BILL OF SALE

In consideration of the transfer of common stock shares of Grow Solutions Holdings, Inc. and other good and valuable consideration from ONE LOVE GARDEN SUPPLY FLORIDA LLC, ("Purchaser") to Keys Organic and Hydroponic Supply LLC, a Florida limited liability company ("Seller"), the receipt and sufficiency of which is hereby acknowledged, Seller does hereby grant, sell, assign, transfer, convey, set over and deliver to Purchaser this date,

All of Seller's now existing assets and business related to Keys Organic and Hydroponic Supply LLC as a going concern, including all inventory as attached hereto. equipment and personal property, Inventory, Hardware, Intellectual Property and all other assets of Seller that comprise the Purchased Assets, including all rights to the name Keys Organic and Hydroponic Supply, any and all domain names and websites.

Capitalized terms used herein and not otherwise defined shall have the meanings given to them in that certain Asset Purchase Agreement, dated effective January 1, 2017 between Seller and Purchaser ("Asset Purchase Agreement").

All of the Purchased Assets are transferred to Purchaser, its successors and assigns, to have and to hold to and for its and their own proper right, use and benefit forever.

Except as otherwise specifically provided in the Asset Purchase Agreement, Seller covenants with Purchaser, its successors and assigns, that Seller is the lawful owner of the Purchased Assets and has good right to sell them and that the Purchased Assets are free from all liens and encumbrances, other than the security interest of Vendor’s arising from purchase of inventory on credit.

This Bill of Sale is being delivered pursuant to, and is subject to the terms of, the Asset Purchase Agreement. Date: Effective as of January 1, 2017

Keys Organic and Hydroponic Supply LLC

by:
Aaron Patterson, Manager

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INVENTORY AS OF DECEMBER 31, 2016

EXHIBIT E

SECURITY AGREEMENT

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SECURITY AGREEMENT

This SECURITY AGREEMENT, dated effective January 1, 2017 (as amended, restated or modified from time, the “Security Agreement”), is executed by and between ONE LOVE GARDEN SUPPLY FLORIDA, a limited liability company organized under the laws of the State of Florida (the “Grantor”), and KEYS ORGANIC AND HYDROPONIC SUPPLY, LLC, a Florida limited liability company with a mailing address at PO Box 30748, Portland OR 97294 (the “Secured Party”).

R E C I T A L S:

WHEREAS, the Grantor has issued a promissory Note to Grantee as part of the purchase price for business assets dated as of the date hereof (as amended, restated or modified from time to time, the “Note”) as set forth on the attached Exhibit A, and the Secured Party, as Seller, pursuant to which the Seller is owed an aggregate principal amount of approximately Ninety Five Thousand Dollars ($95,000) the “Loan”);

WHEREAS, in order to induce the Secured Party to sell the assets with partially deferred payment, and with full knowledge that the Secured Party would not sell the assets without this Security Agreement, the Grantor has agreed to execute and deliver this Security Agreement to the Secured Party, for the benefit of the Secured Party; and

NOW, THEREFORE, in consideration of the Loan extended now by Secured Party to the Grantor and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Grantor and Secured Party hereby agree as follows:

A G R E E M E N T S:

Section 1       DEFINITIONS.

1.1       Defined Terms. For the purposes of this Security Agreement, the following capitalized words and phrases shall have the meanings set forth below.

“Capital Securities” shall mean, with respect to any Person, all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital, whether now outstanding or issued or acquired after the date hereof, including common shares, preferred shares, membership interests in a limited liability company, limited or general partnership interests in a partnership or any other equivalent of such ownership interest.

“Collateral” shall have the meaning set forth in Section 2.1 hereof.

“Obligations” shall mean any and all loans, advances, accommodations, indebtedness, liabilities, costs and expenses and all obligations of every kind and nature owing by Grantor to Secured Party, whether as principal, guarantor or otherwise, arising under this Security Agreement, or any supplement hereto or thereto, whether now existing or hereafter arising, whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured, original, renewed, modified or extended, and whether arising directly or acquired from others (including, without limitation, wherever applicable, the Secured Party’s participations or interests in Grantor’s obligations to others) and including, without limitation, all sums chargeable to the Grantor hereunder, of whatever nature, including commissions, interest, expenses, costs and reasonable attorneys' fees. If more than one Grantor, each Grantor shall be jointly and severally liable for all of the Obligations hereunder and under any other agreement between the Secured Party and any Grantor.

“Obligor” shall mean Grantor, or any other party liable with respect to the Obligations.

“Taxes” shall mean any and all present and future taxes, duties, levies, imposts, deductions, assessments, charges or withholdings, and any and all liabilities (including interest and penalties and other additions to taxes) with respect to the foregoing.

“Unmatured Event of Default” shall mean any event which, with the giving of notice, the passage of time or both, would constitute an Event of Default.

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1.2       Other Terms Defined in UCC. All other capitalized words and phrases used herein and not otherwise specifically defined herein shall have the respective meanings assigned to such terms in the UCC, to the extent the same are used or defined therein.

1.3        Other Interpretive Provisions.

(a)       The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms. Whenever the context so requires, the neuter gender includes the masculine and feminine, the single number includes the plural, and vice versa, and in particular the word “Grantor” shall be so construed.

(b)       Section and Schedule references are to this Security Agreement unless otherwise specified. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Security Agreement shall refer to this Security Agreement as a whole and not to any particular provision of this Security Agreement.

(c)       The term “including” is not limiting, and means “including, without limitation”.

(d)       In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including”.

(e)       Unless otherwise expressly provided herein, (i) references to agreements (including this Security Agreement) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, supplements and other modifications thereto, and (ii) references to any statute or regulation shall be construed as including all statutory and regulatory provisions amending, replacing, supplementing or interpreting such statute or regulation.

(f)       To the extent any of the provisions of the Note are inconsistent with the terms of this Security Agreement, the provisions of this Security Agreement shall govern.

(g)       This Security Agreement may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and each shall be performed in accordance with its terms.

Section 2       SECURITY FOR THE OBLIGATIONS.

2.1       Security for Obligations. As security for the payment and performance of the Obligations now existing or in the future, Grantor does hereby pledge, assign, transfer, deliver and grant to Secured Party a continuing and unconditional first priority security interest in and to any and all of the property and assets described in subsections a, b, and c below (specifically excluding any and all inventory and all crops in the process of cultivation), wheresoever located and whether now existing or hereafter arising or acquired, including the following (all of which property for Grantor, along with the products and proceeds therefrom, are individually and collectively referred to as the “Collateral”):

(a)       all property of, or for the account of, Grantor now or hereafter coming into the possession, control or custody of, or in transit to, Secured Party or any agent or bailee for Secured Party or any parent, affiliate or subsidiary of Secured Party or any participant with Secured Party in the Obligations (whether for safekeeping, deposit, collection, custody, pledge, transmission or otherwise), including all cash, earnings, dividends, interest, or other rights in connection therewith and the products and proceeds therefrom, including the proceeds of insurance thereon; and

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(b)       the additional property of Grantor, whether now existing or hereafter arising or acquired, and wherever now or hereafter located, together with all additions and accessions thereto, substitutions, betterments and replacements therefor, products and Proceeds therefrom, and all of Grantor's books and records and recorded data relating thereto (regardless of the medium of recording or storage), together with all of Grantor's right, title and interest in and to all computer software required to utilize, create, maintain and process any such records or data on electronic media, identified and set forth as follows:

(i)       All Accounts;

(ii)      All goods (other than Inventory or products in the process of cultivation), including embedded software, Equipment, vehicles, furniture and Fixtures;

(iii)     All Software and computer programs;

(iv)     All Securities, Investment Property, Financial Assets and Deposit Accounts;

(v)      All Chattel Paper, Electronic Chattel Paper, Instruments, Documents, Letter of Credit Rights, all proceeds of letters of credit, Health-Care-Insurance Receivables, Supporting Obligations, notes secured by real estate, Commercial Tort Claims and General Intangibles, including Payment Intangibles;

(vi)     All real estate property owned by Grantor and the interest of Grantor in fixtures related to such real property; and

(vii)    All Proceeds (whether Cash Proceeds or Non-cash Proceeds) of the foregoing property, including all insurance policies and proceeds of insurance payable by reason of loss or damage to the foregoing property, including unearned premiums, and of eminent domain or condemnation awards.

2.2       Possession and Transfer of Collateral. Until an Event of Default has occurred and is continuing, Grantor shall be entitled to possession and use of the Collateral (other than Instruments or Documents including Tangible Chattel Paper and Investment Property consisting of certificated securities) and other Collateral required to be delivered to Secured Party pursuant to this Section 2). The cancellation or surrender of any promissory note evidencing an Obligation, upon payment or otherwise, shall not affect the right of Secured Party to retain the Collateral for any other of the Obligations except upon payment in full of the Obligations. Grantor shall not sell, assign (by operation of law or otherwise), license, lease or otherwise dispose of, or grant any option with respect to any of the Collateral.

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2.3       Financing Statements. Grantor authorizes Secured Party to prepare and file such financing statements, amendments and other documents and do such acts as Secured Party deems necessary in order to establish and maintain valid, attached and perfected, first priority security interests in the Collateral in favor of Secured Party, free and clear of all Liens and claims and rights of third parties whatsoever, except Permitted Liens. Grantor hereby irrevocably authorizes Secured Party at any time, and from time to time, to file in any jurisdiction any initial financing statements and amendments thereto that (a) indicate the Collateral is comprised of all assets of Grantor (or words of similar effect), regardless of whether any particular asset comprising a part of the Collateral falls within the scope of Article 9 of the UCC of the jurisdiction wherein such financing statement or amendment is filed, and (b) contain any other information required by Section 5 of Article 9 of the UCC of the jurisdiction wherein such financing statement or amendment is filed regarding the sufficiency or filing office acceptance of any financing statement or amendment, including (i) whether Grantor is an organization, the type of organization, and (ii) in the case of a financing statement filed as a fixture filing or indicating Collateral as as-extracted collateral or timber to be cut, a sufficient description of the real property to which the Collateral relates. Grantor agrees to furnish any such information to Secured Party promptly upon request. In addition, Grantor shall make appropriate entries on its books and records disclosing the security interests of Secured Party in the Collateral. Grantor hereby agrees that a photogenic or other reproduction of this Security Agreement is sufficient for filing as a financing statement and Grantor authorizes Secured Party to file this Security Agreement as a financing statement in any jurisdiction.

2.4       Preservation of the Collateral. Secured Party may, but is not required to, take such actions from time to time as Secured Party reasonably deems appropriate to maintain or protect the Collateral. Secured Party shall have exercised reasonable care in the custody and preservation of the Collateral if Secured Party takes such action as Grantor shall reasonably request in writing which is not inconsistent with Secured Party's status as a secured party, but the failure of Secured Party to comply with any such request shall not be deemed a failure to exercise reasonable care; provided, however, Secured Party's responsibility for the safekeeping of the Collateral shall (i) be deemed reasonable if such Collateral is accorded treatment substantially equal to that which Secured Party accords its own property, and (ii) not extend to matters beyond the control of Secured Party, including acts of God, war, insurrection, riot or governmental actions. In addition, any failure of Secured Party to preserve or protect any rights with respect to the Collateral against prior or third parties, or to do any act with respect to preservation of the Collateral, not so requested by Grantor, shall not be deemed a failure to exercise reasonable care in the custody or preservation of the Collateral. Grantor shall have the sole responsibility for taking such action as may be necessary, from time to time, to preserve all rights of Grantor and Secured Party in the applicable Collateral against prior or third parties. Without limiting the generality of the foregoing, where Collateral consists in whole or in part of Capital Securities, Grantor represents to, and covenants with, Secured Party that Grantor has made arrangements for keeping informed of changes or potential changes affecting the Capital Securities (including rights to convert or subscribe, payment of dividends, reorganization or other exchanges, tender offers and voting rights), and Grantor agrees that Secured Party shall have no responsibility or liability for informing Grantor of any such or other changes or potential changes or for taking any action or omitting to take any action with respect thereto.

2.5       Other Actions as to any and all Collateral. Grantor further agrees to take any other action reasonably requested by Secured Party to ensure the attachment, perfection and first priority of, and the ability of Secured Party to enforce, the security interest of Secured Party in any and all of the Collateral including (a) causing Secured Party’s name to be noted as secured party on any certificate of title for a titled good if such notation is a condition to attachment, perfection or priority of, or ability of the Secured Party to enforce, the security interest of Secured Party in such Collateral, (b) if within the control of the Grantor, complying with, and, if not within the control of the Grantor, using best efforts to comply with, any provision of any statute, regulation or treaty of the United States as to any material portion of the Collateral as soon as possible but not more than forty-five (45) days after such request if compliance with such provision is a condition to attachment, perfection or priority of, or ability of Secured Party to enforce, the security interest of Secured Party in such Collateral, (c) using best efforts to obtain governmental and other third party consents and approvals, including without limitation any consent of any licensor, lessor or other Person with authority or control over or an interest in any material portion of the Collateral as soon as possible but not more than forty-five (45) days after such request, (d) using best efforts to obtain waivers from mortgagees and landlords in form and substance reasonably satisfactory to Secured Party which affect any material portion of the Collateral as soon as possible but not more than forty-five (45) days after such request, and (e) taking all actions required by the UCC in effect from time to time or by other law, as applicable in any relevant UCC jurisdiction, or by other law as applicable in any foreign jurisdiction. Grantor further agrees to indemnify and hold Secured Party harmless against claims of any Persons not a party to this Security Agreement concerning disputes arising over the Collateral except to the extent resulting from the gross negligence or willful misconduct of Secured Party or its Affiliates.

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2.6       Collateral in the Possession of a Warehouseman or Bailee. If any material portion of the Collateral at any time is in the possession of a warehouseman or bailee, Grantor shall promptly notify Secured Party thereof, and, as soon as possible but not more than forty-five (45) days later, shall use best efforts to obtain a Collateral Access Agreement in form and substance reasonably satisfactory to Secured Party from such warehouseman or bailee.

2.7       Letter-of-Credit Rights. If Grantor at any time is a beneficiary under a letter of credit now or hereafter issued in favor of Grantor, Grantor shall promptly notify Secured Party thereof and, at the request and option of Secured Party, Grantor shall, pursuant to an agreement in form and substance reasonably satisfactory to Secured Party, either (i) arrange for the issuer and any confirmer of such letter of credit to consent to an assignment to Secured Party of the proceeds of any drawing under the letter of credit, or (ii) arrange for Secured Party to become the transferee beneficiary of the letter of credit.

2.8       Commercial Tort Claims. If Grantor shall at any time hold or acquire a Commercial Tort Claim, other than those alleged in the Arbitration initiated by Driver Driver, Inc. and Ginger, Inc., Grantor shall promptly notify Secured Party in writing signed by Grantor of the details thereof and grant to Secured Party in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Security Agreement, in each case in form and substance reasonably satisfactory to Secured Party, and shall execute any amendments hereto deemed reasonably necessary by Secured Party to perfect the security interest of Secured Party in such Commercial Tort Claim.

2.9       Electronic Chattel Paper and Transferable Records. If Grantor at any time holds or acquires an interest in any electronic chattel paper or any “transferable record”, as that term is defined in Section 201 of the federal Electronic Signatures in Global and National Commerce Act, or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction, Grantor shall promptly notify Secured Party thereof and, at the request of Secured Party, shall take such action as Secured Party may reasonably request to vest in Secured Party control under Section 9-105 of the UCC of such electronic chattel paper or control under Section 201 of the federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record. Secured Party agrees with Grantor that Secured Party will arrange, pursuant to procedures reasonably satisfactory to Secured Party and so long as such procedures will not result in Secured Party's loss of control, for Grantor to make alterations to the electronic chattel paper or transferable record permitted under Section 9- 105 of the UCC or, as the case may be, Section 201 of the federal Electronic Signatures in Global and National Commerce Act or Section 16 of the Uniform Electronic Transactions Act for a party in control to make without loss of control.

Section 3       REPRESENTATIONS AND WARRANTIES.

Grantor makes the following representations and warranties to Secured Party:

3.1       Grantor Organization and Name. Grantor is a limited liability company duly organized, existing and in good standing under the laws of the State of Florida, with full and adequate power to carry on and conduct its business as presently conducted. Grantor is duly licensed or qualified in all foreign jurisdictions wherein the nature of its activities requires such qualification or licensing except where the failure to be so licensed or qualified would not cause a Material Adverse Effect. The exact legal name of Grantor is as set forth in the first paragraph of this Security Agreement and Grantor currently does not conduct, nor has it during the last five (5) years, conducted business under any other name or trade name, except that Grantor was previously known as the Medmen of Florida, LLC.

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3.2       Authorization. Grantor has full right, power and authority to enter into this Security Agreement and to perform all of its duties and obligations under this Security Agreement. The execution and delivery of this Security Agreement to which Grantor is a party will not, nor will the observance or performance of any of the matters and things herein or therein set forth, violate or contravene any provision of law or of the articles of incorporation or by-laws of Grantor. All necessary and appropriate action has been taken on the part of Grantor to authorize the execution and delivery of this Security Agreement.

3.3       Validity and Binding Nature. This Security Agreement is the legal, valid and binding obligation of Grantor, enforceable against Grantor in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors' rights generally and to general principles of equity.

3.4       Consent; Absence of Breach. The execution, delivery and performance of this Security Agreement and any other documents or instruments to be executed and delivered by Grantor in connection herewith, do not and will not (a) require any consent, approval, authorization, or filings with, notice to or other act by or in respect of, any governmental authority or any other Person (other than filings or notices in connection with the Liens granted pursuant to his Security Agreement, or pursuant to federal or state securities laws or other than any consent or approval which has been obtained and is in full force and effect); (b) conflict with (i) any provision of Florida state law or any applicable regulation, order, writ, injunction or decree of any court or governmental authority except for such conflicts which would not result in a Material Adverse Effect, (ii) the articles of incorporation, bylaws or other organic document of Grantor, or (iii) any material agreement, indenture, instrument or other document, or any judgment, order or decree, which is binding upon Grantor or any of its properties or assets except for such conflicts which would not result in a Material Adverse Effect; or (c)  require, or result in, the creation or imposition of any Lien on any asset of Grantor, other than Liens in favor of Secured Party created pursuant to this Security Agreement and Permitted Liens.

3.5       Ownership of Collateral; Liens. Grantor is the sole owner of all of the Collateral, free and clear of all Liens, charges and claims (including infringement claims with respect to patents, trademarks, service marks, copyrights and the like), other than Permitted Liens.

3.6       Adverse Circumstances. No condition, circumstance, event, agreement, document, instrument, restriction, litigation or proceeding (or, to Grantor's knowledge, threatened litigation or proceeding or basis therefor) exists which (a) would have a Material Adverse Effect upon Grantor, or (b) would constitute an Event of Default or an Unmatured Event of Default.

3.7       Security Interest. This Security Agreement creates a valid security interest in favor of Secured Party in the Collateral and, when properly perfected by filing in the appropriate jurisdictions, or by possession or Control of such Collateral by Secured Party or delivery of such Collateral to Secured Party, shall constitute a valid, perfected, first-priority security interest in such Collateral.

3.8       Place of Business. The principal place of business and books and records of Grantor is set forth in the preamble to this Security Agreement, and the location of all Collateral, if other than at such principal place of business, is as set forth on Schedule 3.8 attached hereto and made a part hereof, and Grantor shall promptly notify Secured Party of any change in such locations. Grantor will not remove or permit the Collateral to be removed from such locations without the prior written consent of Secured Party.

3.9       Complete Information. This Security Agreement and all financial statements, schedules, certificates, confirmations, agreements, contracts, and other materials and information heretofore or contemporaneously herewith furnished in writing by Grantor to Secured Party for purposes of, or in connection with, this Security Agreement and the transactions contemplated hereby is, and all written information hereafter furnished by or on behalf of Grantor to Secured Party pursuant hereto or in connection herewith will be, true and accurate in every material respect on the date as of which such information is dated or certified, and none of such information is or will be incomplete by omitting to state any material fact necessary to make such information not misleading in light of the circumstances under which made (it being recognized by Secured Party that any projections and forecasts provided by Grantor are based on good faith estimates and assumptions believed by Grantor to be reasonable as of the date of the applicable projections or assumptions and that actual results during the period or periods covered by any such projections and forecasts may differ from projected or forecasted results).

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Section 4       REMEDIES.

Upon the occurrence and during the continuation of any Event of Default, Secured Party shall have all rights, powers and remedies set forth in this Security Agreement or in any other written agreement or instrument relating to any of the Obligations or any security therefor, as a secured party under the UCC or as otherwise provided at law or in equity. Without limiting the generality of the foregoing, Secured Party may, at its option upon the occurrence and during the continuation of any Event of Default, declare its commitments to Grantor to be terminated and all Obligations to be immediately due and payable. Grantor hereby waives any and all presentment, demand, notice of dishonor, protest, and all other notices and demands, in connection with the enforcement of Secured Party's rights, and hereby consents to, and waives notice of release, with or without consideration, of any Collateral, notwithstanding anything contained herein to the contrary. In addition to the foregoing upon the occurrence and during the continuation of an Event of Default:

4.1       Possession and Assembly of Collateral. Secured Party may, without notice, demand or initiate legal process of any kind, take possession of any or all of the Collateral (in addition to Collateral of which Secured Party already has possession), wherever it may be found, and for that purpose may pursue the same wherever it may be found, and may at any time enter into any of Grantor's premises where any of the Collateral may be or is supposed to be, and search for, take possession of, remove, keep and store any of the Collateral until the same shall be sold or otherwise disposed of and Secured Party shall have the right to store and conduct a sale of the same in any of Grantor's premises without cost to Secured Party. At Secured Party's request, Grantor will, at Grantor’s sole expense, assemble the Collateral and make it available to Secured Party at a place or places to be designated by Secured Party which is reasonably convenient to Secured Party and Grantor.

4.2       Sale of Collateral. Secured Party may sell any or all of the Collateral at public or private sale, upon such terms and conditions as Secured Party may deem proper, and Secured Party may purchase any or all of the Collateral at any such sale. Grantor acknowledges that Secured Party may be unable to effect a public sale of all or any portion of the Collateral because of certain legal and/or practical restrictions and provisions which may be applicable to the Collateral and, therefore, may be compelled to resort to one or more private sales to a restricted group of offerees and purchasers. Grantor consents to any such private sale so made even though at places and upon terms less favorable than if the Collateral were sold at public sale. Secured Party shall have no obligation to clean-up or otherwise prepare the Collateral for sale. Secured Party may apply the net proceeds, after deducting all costs, expenses, attorneys' and paralegals' fees incurred or paid at any time in the collection, protection and sale of the Collateral and the Obligations, to the payment of the Obligations, returning the excess proceeds, if any, to Grantor. Grantor shall remain liable for any amount remaining unpaid after such application, with interest at the Default Rate. Any notification of intended disposition of the Collateral required by law shall be conclusively deemed reasonably and properly given if given by Secured Party at least ten (10) calendar days before the date of such disposition. Grantor hereby confirms, approves and ratifies all acts and deeds of Secured Party relating to the foregoing, and each part thereof, and expressly waives any and all claims of any nature, kind or description which it has or may hereafter have against Secured Party or its representatives, by reason of taking, selling or collecting any portion of the Collateral other than in the event of any intentional misconduct or gross negligence. Grantor consents to releases of the Collateral at any time (including prior to default) and to sales of the Collateral in groups, parcels or portions, or as an entirety, as Secured Party shall deem appropriate. Grantor expressly absolves Secured Party from any loss or decline in market value of any Collateral by reason of delay in the enforcement or assertion or non-enforcement of any rights or remedies under this Security Agreement.

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4.3       Standards for Exercising Remedies. To the extent that applicable law imposes duties on Secured Party to exercise remedies in a commercially reasonable manner, Grantor acknowledges and agrees that it is not commercially unreasonable for Secured Party (a) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (b) to fail to exercise collection remedies against Account Grantors or other Persons obligated on Collateral or to remove liens or encumbrances on or any adverse claims against Collateral, (c) to exercise collection remedies against Account Grantors and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (d) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (e) to contact other Persons, whether or not in the same business as Grantor, for expressions of interest in acquiring all or any portion of the Collateral, (f) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the collateral is of a specialized nature, (g) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (h) to dispose of assets in wholesale rather than retail markets, (i) to disclaim disposition warranties, including any warranties of title, (j) to purchase insurance or credit enhancements to insure Secured Party against risks of loss, collection or disposition of Collateral or to provide to Secured Party a guaranteed return from the collection or disposition of Collateral, or (k) to the extent deemed appropriate by Secured Party, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist Secured Party in the collection or disposition of any of the Collateral. Grantor acknowledges that the purpose of this section is to provide non-exhaustive indications of what actions or omissions by Secured Party would not be commercially unreasonable in Secured Party's exercise of remedies against the Collateral and that other actions or omissions by Secured Party shall not be deemed commercially unreasonable solely on account of not being indicated in this Section. Without limitation upon the foregoing, nothing contained in this Section shall be construed to grant any rights to Grantor or to impose any duties on Secured Party that would not have been granted or imposed by this Security Agreement or by applicable law in the absence of this Section.

4.4       UCC and Offset Rights. Secured Party may exercise, from time to time, any and all rights and remedies available to it under the UCC or under any other applicable law in addition to, and not in lieu of, any rights and remedies expressly granted in this Security Agreement or in any other agreements between any Obligor and Secured Party, and may, without demand or notice of any kind, appropriate and apply toward the payment of such of the Obligations, whether matured or unmatured, including costs of collection and attorneys' and paralegals' fees and costs, and in such order of application as Secured Party may, from time to time, elect, any indebtedness of Secured Party to any Obligor, however created or arising, including balances, credits, deposits, accounts or moneys of such Obligor in the possession, control or custody of, or in transit to Secured Party. Grantor, on behalf of itself and any Obligor, hereby waives the benefit of any law that would otherwise restrict or limit Secured Party in the exercise of its right, which is hereby acknowledged, to appropriate at any time hereafter any such indebtedness owing from Secured Party to any Obligor.

4.5       Additional Remedies. Upon the occurrence and during the continuation of an Event of Default, Secured Party shall have the right and power to:

(a)       instruct Grantor, at its own expense, to notify any parties obligated on any of the Collateral, including any Account Grantors, to make payment directly to Secured Party of any amounts due or to become due thereunder, or Secured Party may directly notify such obligors of the security interest of Secured Party, and/or of the assignment to Secured Party of the Collateral and direct such obligors to make payment to Secured Party of any amounts due or to become due with respect thereto, and thereafter, collect any such amounts due on the Collateral directly from such Persons obligated thereon;

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(b)       enforce collection of any of the Collateral, including any Accounts, by suit or otherwise, or make any compromise or settlement with respect to any of the Collateral, or surrender, release or exchange all or any part thereof, or compromise, extend or renew for any period (whether or not longer than the original period) any indebtedness thereunder;

(c)       take possession or control of any proceeds of any of the Collateral, including the proceeds of insurance thereon;

(d)       extend, renew or modify for one or more periods (whether or not longer than the original period) the Obligations or any obligation of any nature of any other obligor with respect to the Obligations;

(e)       grant releases, compromises or indulgences with respect to the Obligations, any extension or renewal of any of the Obligations, any security therefor, or to any other obligor with respect to the Obligations;

(f)       transfer the whole or any part of Capital Securities which may constitute Collateral into the name of Secured Party or Secured Party's nominee without disclosing, if Secured Party so desires, that such Capital Securities so transferred are subject to the security interest of Secured Party, and any corporation, association, or any of the managers or trustees of any trust issuing any of such Capital Securities, or any transfer agent, shall not be bound to inquire, in the event that Secured Party or such nominee makes any further transfer of such Capital Securities, or any portion thereof, as to whether Secured Party or such nominee has the right to make such further transfer, and shall not be liable for transferring the same;

(g)       vote the Collateral;

(h)       make an election with respect to the Collateral under Section 1111 of the Bankruptcy Code or take action under Section 364 or any other section of Bankruptcy Code; provided, however, that any such action of Secured Party as set forth herein shall not, in any manner whatsoever, impair or affect the liability of Grantor hereunder, nor prejudice, waive, nor be construed to impair, affect, prejudice or waive Secured Party's rights and remedies at law, in equity or by statute, nor release, discharge, nor be construed to release or discharge, Grantor, any guarantor or other Person liable to Secured Party for the Obligations; and

(i)       at any time, and from time to time, accept additions to, releases, reductions, exchanges or substitution of the Collateral, without in any way altering, impairing, diminishing or affecting the provisions of this Security Agreement, or any of the other Obligations, or Secured Party's rights hereunder, under the Obligations.

Grantor hereby ratifies and confirms whatever Secured Party may do with respect to the Collateral and agrees that Secured Party shall not be liable for any error of judgment or mistakes of fact or law with respect to actions taken in connection with the Collateral other than as a result of intentional misconduct or gross negligence.

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4.6       Attorney-in-Fact. Grantor hereby irrevocably makes, constitutes and appoints Secured Party (and any officer of Secured Party or any Person designated by Secured Party for that purpose) as Grantor's true and lawful proxy and attorney-in-fact (and agent-in-fact) in Grantor's name, place and stead, with full power of substitution, to (i) take such actions as are permitted in this Security Agreement, (ii) execute such financing statements and other documents and to do such other acts as Secured Party may require to perfect and preserve Secured Party's security interest in, and to enforce such interests in the Collateral, and (iii) upon the occurrence of an Event of Default, carry out any remedy provided for in this Security Agreement, including endorsing Grantor's name to checks, drafts, instruments and other items of payment, and proceeds of the Collateral, executing change of address forms with the postmaster of the United States Post Office serving the address of Grantor, changing the address of Grantor to that of Secured Party, opening all envelopes addressed to Grantor and applying any payments contained therein to the Obligations. Grantor hereby acknowledges that the constitution and appointment of such proxy and attorney-in-fact are coupled with an interest and are irrevocable. Grantor hereby ratifies and confirms all that such attorney-in-fact may do or cause to be done by virtue of any provision of this Security Agreement.

4.7       No Marshaling. Secured Party shall not be required to marshal any present or future collateral security (including this Security Agreement and the Collateral) for, or other assurances of payment of, the Obligations or any of them or to resort to such collateral security or other assurances of payment in any particular order. To the extent that it lawfully may, Grantor hereby agrees that it will not invoke any law relating to the marshaling of collateral which might cause delay in or impede the enforcement of Secured Party's rights under this Security Agreement or under any other instrument creating or evidencing any of the Obligations or under which any of the Obligations is outstanding or by which any of the Obligations is secured or payment thereof is otherwise assured, and, to the extent that it lawfully may, Grantor hereby irrevocably waives the benefits of all such laws.

4.8       No Waiver. No Event of Default shall be waived by Secured Party except in writing. No failure or delay on the part of Secured Party in exercising any right, power or remedy hereunder shall operate as a waiver of the exercise of the same or any other right at any other time; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. There shall be no obligation on the part of Secured Party to exercise any remedy available to Secured Party in any order. The remedies provided for herein are cumulative and not exclusive of any remedies provided at law or in equity. Grantor agrees that in the event that Grantor fails to perform, observe or discharge any of its Obligations or liabilities under this Security Agreement or any other agreements with Secured Party, no remedy of law will provide adequate relief to Secured Party, and further agrees that Secured Party shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

4.9       Application of Proceeds. Secured Party will within three (3) Business Days after receipt of cash or solvent credits from collection of items of payment, proceeds of Collateral or any other source, apply the whole or any part thereof against the Obligations secured hereby. Secured Party shall further have the exclusive right to determine how, when and what application of such payments and such credits shall be made on the Obligations, and such determination shall be conclusive upon Grantor. Any proceeds of any disposition by Secured Party of all or any part of the Collateral may be first applied by Secured Party to the payment of expenses incurred by Secured Party in connection with the Collateral, including reasonable attorneys’ fees and legal expenses and costs as provided for in Section 5.13 hereof.

Section 5       MISCELLANEOUS.

5.1       Entire Agreement. This Security Agreement (i) is valid, binding and enforceable against Grantor and Secured Party in accordance with their respective provisions and no conditions exist as to their legal effectiveness; (ii) constitute the entire agreement between the parties with respect to the subject matter hereof and thereof; and (iii) are the final expression of the intentions of Grantor and Secured Party. No promises, either expressed or implied, exist between Grantor and Secured Party, unless contained herein or therein. This Security Agreement, supersedes all negotiations, representations, warranties, commitments, term sheets, discussions, negotiations, offers or contracts (of any kind or nature, whether oral or written) prior to or contemporaneous with the execution hereof with respect to any matter, directly or indirectly related to the terms of this Security Agreement. This Security Agreement is the result of negotiations between Secured Party and Grantor and have been reviewed (or have had the opportunity to be reviewed) by counsel to all such parties, and are the products of all parties. Accordingly, this Security Agreement shall not be construed more strictly against Secured Party merely because of Secured Party's involvement in their preparation.

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5.2       Notices. Any notices, consents, waivers, or other communications required or permitted to be given under the terms of this Security Agreement must be in writing and in each case properly addressed to the party to receive the same in accordance with the information below, and will be deemed to have been delivered:

(i) if mailed by certified mail, return receipt requested, postage prepaid and properly addressed to the address below, then three (3) business days after deposit of same in a regularly maintained U.S. Mail receptacle; or (ii) if mailed by Federal Express, UPS or other nationally recognized overnight courier service, next business morning delivery, then one (1) business day after deposit of same in a regularly maintained receptacle of such overnight courier; or (iii) if hand delivered, then upon hand delivery thereof to the address indicated on or prior to 5:00 p.m., EST, on a Business Day. Any notice hand delivered after 5:00 p.m., EST, shall be deemed delivered on the following Business Day. Notwithstanding the foregoing, notice, consents, waivers or other communications referred to in this Security Agreement may be sent by facsimile, e-mail, or other method of delivery, but shall be deemed to have been delivered only when the sending party has confirmed (by reply e- mail or some other form of written confirmation) that the notice has been received by the other party. The addresses and facsimile numbers for such communications shall be as set forth below, unless such address or information is changed by a notice conforming to the requirements hereof. No notice to or demand on the Grantor in any case shall entitle the Grantor to any other or further notice or demand in similar or other circumstances:

If to the Grantor:	One Love Garden Supply,

LLC Attention: Operating Managers	6271 Beach Street
Unit F

Denver CO 80221

With a copy to:	Jeffrey Beverly
(Which shall constitute Notice)	6271 Beach Street
Unit F
Denver CO 80221

If to Secured Party:	Keys Organic and Hydroponic Supply LLC
Attn: Ashley Hollo
PO Box 30748
Portland OR 97294

With a copy to:	David G. LeGrand, Esq.

(which shall not constitute notice)	3900 South Hualapai Way
Suite 128
Las Vegas, NV 89148

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5.3       Amendments; Waivers. No delay on the part of Secured Party in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by Secured Party of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy. No amendment, modification or waiver of, or consent with respect to, any provision of this Security Agreement shall in any event be effective unless the same shall be in writing and acknowledged by Secured Party, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

5.4       MANDATORY FORUM SELECTION. ANY DISPUTE ARISING UNDER, RELATING TO, OR IN CONNECTION WITH THE AGREEMENT OR RELATED TO ANY MATTER WHICH IS THE SUBJECT OF OR INCIDENTAL TO THE AGREEMENT (WHETHER OR NOT SUCH CLAIM IS BASED UPON BREACH OF CONTRACT OR TORT) SHALL BE SUBJECT TO THE EXCLUSIVE JURISDICTION AND VENUE OF THE STATE COURTS LOCATED IN MONROE COUNTY, FLORIDA. THIS PROVISION IS INTENDED TO BE A “MANDATORY” FORUM SELECTION CLAUSE AND GOVERNED BY AND INTERPRETED CONSISTENT WITH FLORIDA LAW.

5.5       WAIVER OF JURY TRIAL. GRANTOR AND SECURED PARTY, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE IRREVOCABLY, ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS SECURITY AGREEMENT, ANY NOTE, ANY OF THE OTHER OBLIGATIONS, THE COLLATERAL, OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY LENDING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, OR ANY COURSE OF CONDUCT OR COURSE OF DEALING IN WHICH SECURED PARTY AND GRANTOR ARE ADVERSE PARTIES, AND EACH AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR SECURED PARTY GRANTING ANY FINANCIAL ACCOMMODATION TO GRANTOR.

5.6       Assignability. Secured Party, prior to the occurrence of an Event of Default and with the consent of Grantor, which consent will not be unreasonably withheld, and after the occurrence and during the continuation of an Event of Default without consent from or notice to anyone, may at any time assign Secured Party's rights in this Security Agreement, the Obligations, or any part thereof and transfer Secured Party's rights in any or all of the Collateral, and Secured Party thereafter shall be relieved from all liability with respect to such Collateral. This Security Agreement shall be binding upon Secured Party and Grantor and its respective legal representatives and successors. All references herein to Grantor shall be deemed to include any successors, whether immediate or remote. In the case of a joint venture or partnership, the term “Grantor” shall be deemed to include all joint venturers or partners thereof, who shall be jointly and severally liable hereunder.

5.7       Binding Effect. This Security Agreement shall become effective upon execution by Grantor and Secured Party.

5.8       Governing Law. This Security Agreement shall be delivered and accepted in and shall be deemed to be a contract made under and governed by the internal laws of the State of Florida, without regard to conflict of laws principles.

5.9       Enforceability. Wherever possible, each provision of this Security Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Security Agreement shall be prohibited by, unenforceable or invalid under any jurisdiction, such provision shall as to such jurisdiction, be severable and be ineffective to the extent of such prohibition or invalidity, without invalidating the remaining provisions of this Security Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

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5.10       Time of Essence. Time is of the essence in making payments of all amounts due Secured Party under the Note and in the performance and observance by Grantor of each covenant, agreement, provision and term of this Security Agreement.

5.11       Counterparts; Facsimile Signatures. This Security Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Security Agreement. Receipt of an executed signature page to this Security Agreement by facsimile or other electronic transmission shall constitute effective delivery thereof. Electronic records of the executed Note maintained by Secured Party shall be deemed to be an original thereof.

5.13       Costs, Fees and Expenses. Grantor shall pay or reimburse Secured Party for all reasonable costs, fees and expenses incurred by Secured Party or for which Secured Party becomes obligated in connection with the enforcement of this Security Agreement, including search fees, costs and expenses and attorneys' fees, costs and time charges of counsel to Secured Party and all taxes payable in connection with this Security Agreement. In furtherance of the foregoing, Grantor shall pay any and all stamp and other taxes, UCC search fees, filing fees and other costs and expenses in connection with the execution and delivery of this Security Agreement to be delivered hereunder, and agrees to save and hold Secured Party harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such costs and expenses. That portion of the Obligations consisting of costs, expenses or advances to be reimbursed by Grantor to Secured Party pursuant to this Security Agreement which are not paid on or prior to the date hereof shall be payable by Grantor to Secured Party on demand. If at any time or times hereafter Secured Party: (a) employs counsel for advice or other representation (i) with respect to this Security Agreement, (ii) to represent Secured Party in any litigation, contest, dispute, suit or proceeding or to commence, defend, or intervene or to take any other action in or with respect to any litigation, contest, dispute, suit, or proceeding (whether instituted by Secured Party, Grantor, or any other Person) in any way or respect relating to this Security Agreement, or (iii) to enforce any rights of Secured Party against Grantor or any other Person under of this Security Agreement; (b) takes any action to protect, collect, sell, liquidate, or otherwise dispose of any of the Collateral; and/or (c) attempts to or enforces any of Secured Party's rights or remedies under this Security Agreement, the costs and expenses incurred by Secured Party in any manner or way with respect to the foregoing, shall be part of the Obligations, payable by Grantor to Secured Party on demand.

5.14       Termination. This Security Agreement and the Liens and security interests granted hereunder shall not terminate until the full and complete performance and satisfaction and payment in full of all the Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted). Upon termination of this Security Agreement, Secured Party shall also deliver to Grantor (at the sole expense of Grantor) such UCC termination statements and such other documentation, without recourse, warranty or representation whatsoever, as shall be reasonably requested by Grantor to effect the termination and release of the Liens and security interests in favor of Secured Party affecting the Collateral.

5.15       Reinstatement. This Security Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against Grantor for liquidation or reorganization, should Grantor become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of Grantor’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

SIGNATURES ON FOLLOWING PAGE

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IN WITNESS WHEREOF, Grantor and Secured Party have executed this Security Agreement as of the date first above written.

GRANTOR: One Love Garden Supply Florida, LLC

By: One Love Garden Supply LLC, a Colorado limited liability company

By Grow Solutions, Inc., a Delaware Corporation, its Manager

/s/ Jeffrey Beverly
By: Jeffrey Beverly, President

SECURED PARTY SIGNATURE ON FOLLOWING PAGE

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SECURED PARTY: KEYS ORGANIC AND HYDROPONIC SUPPLY LLC

by
Aaron Patterson, Manager

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EXHIBIT A

The Note

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SCHEDULE 3.8

Collateral Locations/Places of Business

 27941 Barbados Lane, Ramrod Key, FL 33042

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EXHIBIT 4(0)

BALANCE SHEET DATED 12/31/16

KEYS ORGANIC AND HYDROPONIC SUPPLY LLC

Dec 31, 16

ASSETS

Current Assets

Checking/Savings

1000 · BA Checking #9943 -21,378.27

10950 · Cash in Drawer 3,078.78

Total Checking/Savings -18,299.49

Accounts Receivable

1200 · Accounts Receivabe 6,680.76

Total Accounts Receivable 6,680.76

Other Current Assets

12000 · *Undeposited Funds 515.30

1300 · Inventory Asset 55,549.67

1499 · BAD Undeposited Funds 699.38

1600 · Business Start up Cost 5,030.00

Total Other Current Assets 61,794.35

Total Current Assets 50,175.62

Fixed Assets

1510 · Leashold Improvements 40,609.00

1599 · Accumulated Depreciation -998.00

Total Fixed Assets 39,611.00

Other Assets

1699 · Accumulated Amortization -5,002.00

Total Other Assets -5,002.00

TOTAL ASSETS 84,784.62

LIABILITIES & EQUITY

Liabilities

Current Liabilities

Accounts Payable

2000 · Accounts Payable 53,010.49

Total Accounts Payable 53,010.49

Other Current Liabilities

2005 · AP Adjustment -50,584.00

25500 · Sales Tax Payable 238.13

Total Other Current Liabilities -50,345.87

Total Current Liabilities 2,664.62

Long Term Liabilities

2900 · Note Payable - Melissa 12,000.00

Total Long Term Liabilities 12,000.00

Total Liabilities 14,664.62

Equity

3000 · Opening Balance Equity 5,673.10

3020 · Ashley Hollo Equity 6,224.00

3030 · Guaranteed Wage - Partner Aaron -880.00

3040 · Aaron Patterson Equity 3,000.00

3060 · Brandon Rexroad Equity 6,400.00

3080 · Shane Mckee Equity 6,224.00

3900 · Retained Earnings 37,957.71

Net Income 5,521.19

Total Equity 70,120.00

TOTAL LIABILITIES & EQUITY 84,784.62

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FIXED ASSET

List As of 12/31/16

Excluding Leasehold Improvements

Name	Description	Unit Price	Quantity in Stock	Inventory Value	Department
signs	hand painted (exterior)	$62.50	4	$250.00	advert
A/C	LG 12,000 BTU window unit	$75.00	1	$75.00	demo room
Gro Save	200amp energy recycler	$269.00	1	$269.00	demo room
Light Rail	Intellidrive 3.5	$154.00	2	$308.00	demo room
Light Rail extension	extension	$9.00	1	$9.00	demo room
40 gal. Res.	Botanicare	$54.00	1	$54.00	demo room
40 gal. res. Lid	Botanicare	$35.00	1	$35.00	demo room
Port Hole Cover	Botanicare	$5.00	1	$5.00	demo room
2 x 2 tray	Botanicare	$41.00	4	$164.00	demo room
2 x 2 humidome	Botanicare	$20.00	4	$80.00	demo room
Osc. Fan	Hurricane	$28.00	1	$28.00	demo room
Pres. Spray bottle	rainmaker	$6.00	1	$6.00	demo room
Aero Flo 30	GH	$380.00	1	$380.00	demo room
2 x 8 tray	Botanicare customized Drip to Drain	$184.00	1	$184.00	demo room
ext. cord	smart volt	$21.00	1	$21.00	demo room
shop vac	shop vac wet dry	$60.00	1	$60.00	demo room
float valves	hydrologic	$11.00	2	$22.00	demo room
264 pump	eco	$12.50	2	$25.00	demo room
eco	eco	$15.00	1	$15.00	demo room
185 pump		$8.00	1	$8.00	demo room
big shot	measure master	$4.00	1	$4.00	demo room
sure shot	measure master	$2.00	1	$2.00	demo room
Water Filter	Hydrologic Tall Boy w/ plumping and fittings	$148.00	1	$148.00	demo room
Chloromine Filter	KDF 85 Hydrologic	$47.00	1	$47.00	demo room

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Name	Description	Unit Price	Quantity in Stock	Inventory Value	Department
plant stakes	Bond steel 3'	$0.60	10	$6.00	demo room
plant stakes	Bond steel 2'	$0.50	4	$2.00	demo room
Humi Dome	Mondi	$4.00	2	$8.00	demo room
1/10 HP chiller	eco plus w/ hoses	$236.00	1	$236.00	demo room
air pump	eco air 4	$17.00	1	$17.00	demo room
LED fixture	Black Diamond	$350.00	1	$350.00	demo room
LEC 315	Sun Systems	$388.00	2	$776.00	demo room
saucer	12" premium green	$1.00	1	$1.00	demo room
prop. Tray	mondi no holes	$1.00	12	$12.00	demo room
sunblaster 4'	w/ reflector	$33.00	1	$33.00	demo room
CO2 control	Titan Atlas 3	$300.00	1	$300.00	demo room
CO2 reg.	Titan	$60.00	1	$60.00	demo room
Light/Cycle timer	Titan Hades 2	$118.00	1	$118.00	demo room
CO2 tank	50 lb.	$310.00	1	$310.00	demo room
2 lamp t5	sunblaze 42	$64.00	1	$64.00	demo room
4 lamp t5	solar flare 44	$137.00	1	$137.00	demo room
12 kg Fire Extinguisher	Flame Defender	$60.00	1	$60.00	demo room
air filters	Original can 100	$164.00	2	$328.00	demo room
inline fans	8" can fan rs8	$158.00	2	$316.00	demo room
Flash drive	back up for POS	$40.00	1	$40.00	office
computers	dell optiplex 745 w/monitor/ keyboard/mouse	$200.00	2	$400.00	office
phone	Panasonic cordless 2 /handset w/ voicemail	$50.00	1	$50.00	office
paper shredder	ativa	$80.00	1 1	$80.00	office
desk/filing cabinets		$100.00		$100.00	office
POS equipment	epson	$218.00	1	$218.00	office
POS system	quickbooks pro 2015	$650.00	1	$650.00	office
Printer	HP 7520	$185.00	1	$185.00	office
Pallet Truck		$299.00	1	$299.00	warehouse
Grid walls w/hooks	display walls	$45.00	4	$180.00	warehouse
Commercial fan	for entry	$49.00	1	$49.00	warehouse
Shelves	end caps	$70.00	4	$280.00	warehouse
tape gun	for shipping	$13.00	1	$13.00	warehouse
stereo	cd/dvd/surround/subwoofer	$200.00	1	$200.00	warehouse
A/C	Ideal Air 36000 BTU mini split	$2,399.95	1	$2,399.95	warehouse
bar stools	iron	$50.00	2	$100.00	warehouse

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Name	Description	Unit Price	Quantity in Stock	Inventory Value	Department
cordless drill	Black & Decker	$100.00	1	$100.00	warehouse
4 lamp t5	sunblaze 44	$90.00	2	$180.00	warehouse
4 lamp t5	sunblaze 24	$66.00	1	$66.00	warehouse
2 lamp t5	sunblaze 22	$51.00	1	$51.00	warehouse
1000w ballast	Ultragrow e-mini	$165.00	1	$165.00	warehouse
hood	Sun Systems Sunstar	$45.00	1	$45.00	warehouse
600w HPS lamp	digilux	$57.00	1	$57.00	warehouse
600w MH lamp	Lucolux	$50.00	1	$50.00	warehouse
Pallet rack side tower	144"	$106.50	8	$852.00	warehouse
Pallet rack side tower	120"	$61.00	2	$122.00	warehouse
Pallet rack beams	108"	$22.00	38	$836.00	warehouse
Pallet rack beams	84"	$50.00	2	$100.00	warehouse
extension ladder	Louisville	$200.00	1	$200.00	warehouse
assorted tools	hammer/screwdrivers/utility knife/wire cutter/plyers				warehouse
hand truck		$25.00	1	$25.00	warehouse
grid shelves		$30.00	41	$1,230.00	warehouse
				$14,755.95

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